Filed Pursuant to Rule 424(b)(3)

Registration No. 333-229926

Prospectus Supplement No. 7

(to Resale and Warrant Prospectus dated May 28, 2019)

GTY TECHNOLOGY HOLDINGS INC.

This prospectus supplement supplements and updates the information contained in the selling securityholders resale and warrant exercise prospectus, dated May 28, 2019 (the “Prospectus”), that forms part of Amendment No. 2 to our Form S-3 Registration Statement on Form S-1 (Registration No. 333-229926). This prospectus supplement is being filed to supplement and update the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 19, 2020 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus. If there is any inconsistency between the information in the Prospectus or any prospectus supplement thereto and this prospectus supplement, you should rely on the information in this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus before you decide whether to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 19, 2020.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2020

GTY TECHNOLOGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-37931	83-2860149
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (702) 945-2898

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	GTYH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

As previously disclosed, GTY Technology Holdings Inc., a Massachusetts corporation (“GTY” or the “Company”), Stephen J. Rohleder and Harry L. You commenced a lawsuit against OpenGov, Inc. (“OpenGov”) in the United States District Court for the Southern District of New York captioned GTY Technology Holdings Inc. et al. v. OpenGov, Inc., No. 18-cv-10854 (the “New York Action”), and on November 20, 2018, OpenGov commenced a lawsuit against the Company, the Company’s predecessor entity, GTY Technology Holdings Inc., a Cayman Islands exempted company, GTY Technology Merger Sub, Inc., GTY Investors, LLC, Mr. You, Mr. Rohleder and Does 1-50 in the Superior Court of the State of California in and for the County of San Mateo captioned OpenGov, Inc. v. GTY Technology Holdings Inc. et al., No. 18-cv-06264 (the “California Action”).

On February 19, 2020, the parties to the New York Action and the California Action entered into a settlement agreement (the “Settlement Agreement”) to resolve all the pending claims in the New York Action and the California Action, without any admission or concession of wrongdoing by the Company or other defendants. Pursuant to the Settlement Agreement, the Company will pay OpenGov $3.3 million, net of amounts to be paid to OpenGov by the Company’s insurers, in exchange for a full and complete release of all claims that were or could have been asserted in the New York Action and the California Action.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties, including those statements concerning the litigation matters described above. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and cause actual outcomes and results to differ materially from current expectations. Additional important factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements are detailed in in the Company’s prospectus on Form 424B4 filed with the SEC on June 6, 2019, including those under “Risk Factors” therein, and in the Company’s other filings with the SEC. The information contained in this Form 8-K is a statement of the Company’s present intentions, beliefs or expectations. The Company may change its intentions, beliefs or expectations, at any time and without notice, based upon any changes in such factors, from the Company’s assumptions and otherwise. Except as required by law, the Company undertakes no obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances occurring after the date thereof, or to reflect the occurrence of unanticipated events.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTY TECHNOLOGY HOLDINGS INC.

	By:	/s/ John Curran
Name: John Curran
Title: Chief Financial Officer

Dated: February 19, 2020